Exhibit 23.1

Appalachian Basin CPAs, Inc.

TO: David S. Krueger

FROM: David T. Beule, CPA

DATE: 4/30/2010

Re: Consent letter

I give my consent to MagnumHunter Resources Corporation to include the audited statements of the Triad Companies for years ended December 31, 2009 and 2008 prepared by Appalachian Basin CPAs, Inc. for their filing of the 8-K/A.

/s/ David T. Beule

David T. Beule, CPA, CVA